EXHIBIT 99.1



MILACRON
Manufacturing Technologies                                        News Release





Milacron's Q3 Earnings
Expected to be at Low End of Guidance

Q3 Earnings Release, Conference Call Set for Nov. 3


CINCINNATI, OHIO, September 30, 2004...Milacron Inc. (NYSE: MZ) expects to report a third quarter net loss of approximately $8 million, including approximately $2.5 million in after-tax restructuring charges. This would be an improvement over results in the third quarter of 2003 and at the low end of the range of guidance issued by the company on July 30. Third quarter sales are projected to be $177 million to $182 million, above the $170 million of sales in the same period a year ago but below the July 30 guidance range of $188 million to $200 million.

The shortfall in sales is primarily attributable to lower-than-anticipated demand in both North America and Western Europe. Milacron believes that recent rises in oil and plastic resin prices, which have significantly increased operating costs for plastics processors, have caused many processors to continue to defer spending, particularly for capital equipment. Lower-than-expected sales volumes, in turn, have pushed earnings to the low end of the range of guidance.

Strong orders in June and July were offset by exceptionally weak orders in August, which caused a downward revision of the third quarter sales and earnings. Orders in September improved in North America, remained soft in Europe and continued at strong levels in Asia. Assuming a continuation of these order levels, on a preliminary basis Milacron now expects net earnings in the fourth quarter to approximate breakeven on sales of $195 million to $200 million. This compares to sales of $198 million and a net loss of $24.4 million in the fourth quarter of 2003. The company intends to offer updated fourth quarter guidance when reporting third quarter results on November 3.

"We have taken numerous actions over the past several years to significantly improve our cost structure and operational efficiency," said Ronald D. Brown, chairman, president and chief executive officer. "And, in fact, we are on track to realize close to $70 million of cost savings in 2004 from these actions. Given the recent sharp increases in oil and resin prices, which are negatively impacting our customers' operating costs, we remain committed to finding better ways to help our customers improve their competitiveness. At the same time we are also committed to finding better ways to improve our own performance going forward."

                                    -more-

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Based on the latest internal projections, Milacron is not likely to generate
$50 million in adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) for the year 2004. If this proves to be the case, it would trigger a reset in the conversion price for the company's Series B Convertible Preferred Stock to $1.75 per share from $2.00 per share, effective June 30, 2005. If the reset were to take place today, it would increase the total number of common shares outstanding, on an as-converted basis, to approximately 93 million from 86 million.

Under its asset-based credit facility Milacron is subject to minimum cumulative EBITDA requirements each quarter. The credit facility agreement has been amended to lower these requirements for the third and fourth quarters of 2004, and the company expects to meet or exceed the new requirements in both quarters.

As for the longer term outlook, Milacron remains optimistic that the plastic machinery markets will continue to strengthen. U.S. plastics processors' capacity utilization rates are approaching a healthy 84%, at which point, historically, machine orders have begun to pick up.

THIRD QUARTER EARNINGS RELEASE, CONFERENCE CALL AND WEBCAST

Milacron will release its full financial results for the third quarter on Wednesday, November 3, prior to the stock market opening. At 11 a.m. ET that day, management will conduct an open investor conference call to discuss results of operations and the outlook. The call will be webcast live on the company's website, www.milacron.com. For analysts and investors wishing to ask questions, the dial-in number will be (913) 981-5591. A replay of the conference call will be available from 2:00 p.m. ET, November 3, through midnight November 10, and may be accessed on Milacron's website or by dialing
(719) 457-0820 or (888) 203-1112 and providing the access code 964374.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company's most recent Form 10-Q on file with the Securities and Exchange Commission.

                              __________________

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with 3,500 employees and major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).


Contact: Al Beaupre  (513) 487-5918